Exhibit 10.3

SECOND MODIFICATION OF COMMERCIAL PROMISSORY NOTE
AND RELATED DOCUMENTS

THIS SECOND MODIFICATION OF COMMERCIAL PROMISSORY NOTE AND RELATED DOCUMENTS is made this 24th day of February 2017, by and between OrangeHook, Inc., a corporation organized and existing under the laws of the State of Minnesota (hereinafter referred to as the "Maker"), and MEZ Capital, LLC, a limited liability company organized and existing under the laws of the State of Minnesota (hereinafter referred to as the "Holder") (the Maker and the Holder are hereinafter collectively referred to as the "Parties").

RECITALS

A.	On July 26, 2016, Maker executed and delivered to Holder a Commercial Promissory Note (the "Note") in the original principal amount of $500,000.00;

B.	The obligations of Maker under the Note were guaranteed by the following:

(a)	A Guaranty dated July 25, 2016, given by 2000 Robert, LLC ("2000 Robert"), a limited liability company organized and existing under the laws of the State of Minnesota (the "2000 Guaranty").

(b)	A Guaranty dated July 25, 2016, given by Whitney Peyton (the "Peyton Guaranty").

(c)	A Guaranty dated July 26, 2016, given by Murray R. Klane (the "Klane Guaranty").

(d)	A Guaranty dated July 26, 2016, given by James L. Mandel (the "Mandel Guaranty").

C.
The obligations of 2000 Robert under the 2000 Guaranty are secured by a Mortgage and Security Agreement, and Fixture Financing Statement dated July 25, 2016, executed by 2000 Robert in favor of Holder (the "Mortgage"), which Mortgage was recorded in the Office of the County Recorder in and for Dakota County, Minnesota on August 11, 2016 as document number 3143485 (the "Guaranty Mortgage");

D.	On December 23, 2016, the Note was amended by a Modification of Commercial Promissory Note and Related Documents (the "Modification").

E.	Under the terms of the Modification, the Note matures on March 25, 2017.

F.	Maker and Holder are desirous of extending the Maturity Date of the Note on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties do hereby agree as follows:

1.	The Note shall be further modified as follows:

a.
If the full principal balance of the Note and all accrued but unpaid interest thereon is not paid by the Extended Maturity Date of March 25, 2017, the Maker shall have the right to extend the Note for an additional period commencing on March 26, 2017 and ending on April 15, 2017, for a stated amount of interest of $11,250.00 for all or any part of said extension period, provided however, Maker provides Holder, prior to March 25, 2017, with a written notice indicating its intent to extend as herein provded. Provided further, said written notice is accompanied by a payment of $3,500.00 for the discount points for said extension.

2.	The Note, as previously modified shall remain unchanged except for as specifically set forth herein.

3.	Maker hereby represents and warrants to Holder:

a.
No Material Adverse Contract Provision.  The execution, delivery, and performance of the this agreement will not violate any provision of law or, to the knowledge of Maker, result in the breach of or constitute a default under any indenture or loan, credit, or other agreement or instrument to which the Maker  is a party, or by which it or its assets are bound or affected or result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any of its assets contrary to the terms of any such agreement or instrument.

b.
Authority.  This agreement constitutes the legal, valid, and binding obligation of the Maker enforceable in accordance with its terms, and no other person is required to execute this agreement to make the same the legal, valid, and binding obligation of the Maker enforceable in accordance with its terms.

c.
No Litigation.  To the Maker's knowledge, there is no suit, action, or proceeding pending or threatened against or affecting the Maker  before or by any court, arbitrator, administrative agency or other governmental authority which, if adversely determined, would materially and adversely affect its assets, operations, condition (financial or otherwise), or the validity of any of the transactions contemplated by this agreement, or the ability of the Maker  to perform its obligations hereunder or as contemplated hereby.

d.
No Consent Required.  No consent, approval, or authorization of or permit or license from any registration with, or notice to any federal or state regulatory authority, or any third party is required in connection with the making or performance of this agreement or any document or instrument related hereto or, if so required, the Maker has consented to obtain such consent, approval, authorization, permit, or license.

e.
No Material Default.  The Maker is not in default of a material provision under any material agreement, instrument, decree, or order to which it is a party or to which its property is bound or affected.

4.
Maker hereby acknowledges that the Note as previously modified is in full force and effect and, that as of the date hereof, it has an unpaid principal balance in the amount of $500,000.00 and accrued but unpaid interest of $45,000.00, and that Maker has no offset or defenses to the enforcement of said Note.

5.
Should the terms of this Second Modification of Commercial Promissory Note and Related Documents contradict or differ from the terms of the Note as previously modified, the terms of this Modification shall control.

6.
This Second Modification of Commercial Promissory Note and Related Documents is made and executed under the laws of the State of Minnesota and is intended to be governed by the laws of said state.  Any action brought to enforce the terms of this Note shall be venued in a court of competent jurisdiction in the State of Minnesota.

7.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be executed by facsimile or electronic signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the year and date first above written.

MAKER	HOLDER
OrangeHook, Inc.	MEZ Capital, LLC

By: /s/ James Mandel	By: /s/ Richard Morris

Its: Chief Executive Officer	Its: Manager